EXHIBIT 99.1

2006 3rd Quarter Earnings Webcast Presentation - Prepared Remarks
October 17, 2006 1:00 P.M.

Michelle Debkowski: Thank you. Good afternoon and welcome to National Penn Bancshares, Inc.'s 3rd Quarter 2006 Earnings Webcast. We’re glad that you are able to join us.

Questions will be accepted during the webcast via email. Please use the email button located on the screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails. Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review. The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

I will now turn today's presentation over to Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Michelle. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 3rd Quarter 2006 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our financials. Glenn Moyer will review our loan growth and credit quality and comment on our overall results for 3rd Quarter 2006. I will then wrap up with some concluding comments.

Beginning with financial highlights, our 3rd quarter 2006 results, under accounting principles generally accepted in the United States (“GAAP”), reflect earnings of $16.6 million, a $2.1 million increase over GAAP earnings for 3rd Quarter 2005. On a per share basis, we earned $0.34 cents per diluted share in 3rd quarter 2006, a $0.02 per share increase, or 6.3%, over 3rd quarter 2005 diluted earnings per share. All per share data has been adjusted for the 3% stock dividend paid on September 30, 2006.

The acquisition of Nittany Financial on January 26, 2006 contributed to our record net income for the 3rd quarter 2006 as compared to the prior year, as did increases in some key fee income areas and a controlled level of non-interest expenses. We provided funding in 3rd quarter 2006 for our loan and lease loss reserve of $561,000, resulting in a loan and lease loss reserve of 1.65% of total loans and leases at September 30, 2006. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our 3rd quarter 2006 financial results.

Gary Rhoads: Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 3% stock dividend paid September 30, 2006. 3rd quarter 2006 information includes the results of Nittany Financial Corp. for the entire quarter. Year to date 2006 information includes the results of Nittany Financial from the date of acquisition, January 26, 2006.

This presentation contains supplemental financial information determined by methods other than in accordance with GAAP. National Penn’s management uses this non-GAAP financial measure in its analysis of the company’s performance.

This non-GAAP financial measure, annualized net income return on average tangible equity, excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.

This non-GAAP disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

A reconciliation of this non-GAAP financial measure to our GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today.

Also, on January 1, 2006, National Penn adopted Statement of Financial Accounting Standard 123(R), which requires the expensing of our stock-based compensation programs for the fair value of the awards granted. The impact of the adoption of this standard is included in the financial results beginning with 1st quarter 2006 and all prior period information has been restated to apply the modified retrospective method. The effect of this restatement on both the 3rd quarter 2005 basic and diluted earnings per share is a $.01 decrease in the amounts reported in the company’s 2005 Form 10-K in footnote 21.

Net income for 3rd quarter 2006 was $16.6 million, or $0.34 per diluted share, compared to net income of $14.5 million, or $0.32 per diluted share, for the same period a year ago.

Our 3rd quarter 2006 earnings produced a return on average assets of 1.25% and a return on average equity of 12.8%, as compared to 1.26% and 13.1%, respectively, in 3rd quarter 2005. The decline, particularly in return on average equity, is due to the increased equity resulting from the Nittany Financial acquisition under purchase accounting rules.

Net income return on average tangible equity was 28.6% in 3rd quarter 2006 compared to 24.7% in 3rd quarter 2005. This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles.

Net income of $47.7 million year to date 2006 is an increase of $5.1 million, or 12.1%, over the $42.6 million reported for the first nine months of 2005. The $0.05 increase in diluted earnings per share from $0.94 in the first nine months of 2005 to $0.99 during this year represents a 5.3% increase. Our annualized return on average assets was 1.25% year-to-date 2006 compared to 1.25% the first nine months of last year. Annualized return on average equity was 12.8% this year compared to 13.1% for the first nine months of 2005, and again relates to purchase accounting acquisition rules. Annualized net income return on average tangible equity was 27.3% for the first nine months of 2006 compared to 24.8% for the first nine months of 2005.

Net interest margin decreased to 3.45% during this year’s 3rd quarter compared to 3.80% during the 3rd quarter of 2005. Net interest margin for the first nine months of this year is 3.62%, 25 basis points lower than the net interest margin of 3.87% during the first nine months of 2005. National Penn’s margin continues to feel the impact of the flat yield curve, which currently provides for little spread between deposit rates and fixed loan rates. Also contributing to the margin decline has been the continuing pressures from the highly competitive markets in which we serve. Despite this margin compression, our growth has resulted in increased net interest income for the 3rd quarter of 2006 that is approximately $1 million higher than net interest income for the 3rd quarter of 2005. Year-to-date 2006, net interest income is $4.2 million higher than in the same period last year.

The provision for loan losses of $561,000 in 3rd quarter 2006 represents a $189,000, or 33.7% decrease in the provision when compared to the 3rd quarter of 2005. 3rd quarter 2006 net charge-offs of $371,000 were $159,000 less than the $530,000 of net charge-offs in the 3rd quarter of 2005. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income of $16.4 million in this year’s 3rd quarter is up $2.3 million, or 16.6%, as compared to last year’s 3rd quarter. Wealth management continued to contribute in the 3rd quarter with quarterly income up $1.3 million or 60.6% over 3rd quarter 2005. The growth in this business segment’s income was due primarily to the contributions of Vantage Investment Advisors, which joined National Penn as part of the Nittany acquisition, but also fee income from RESOURCES for Retirement acquired in April of this year and increased income from trust and third party investment services. Various service charges and fees were also up over the prior year, by $668,000 or 8.7%. Bank Owned Life Insurance income was up $950,000 over 3rd quarter 2005, primarily due to the receipt of a death benefit payment in the 3rd quarter of this year. Our insurance agency revenue was up $200,000, or 12.9% from the prior year’s quarterly revenue. As a result of continued cooling in the residential housing market, mortgage banking revenue was down $673,000 or 39.1% from last year’s 3rd quarter. Quarterly gains on sales of investment securities were also down from last year by $132,000.

Total non-interest expense for the 3rd quarter increased $489,000 or 1.5% over the same period last year. Included in non-interest expense for the 3rd quarter 2006 is a net recovery of $907,000 as a result of a $1 million insurance payment on the previously reported loan fraud. The receipt of this partial insurance settlement was disclosed in a Form 8-K filed on August 31, 2006. Adjusting for non-recurring items, total non-interest expense for the 3rd quarter increased by $1.5 million or 4.9% over the 3rd quarter of 2005, to $33.4 million. This increase is primarily due to salaries and benefits expense associated with additional employees from the Nittany acquisition.

Regarding the balance sheet, including the effect of the Nittany acquisition, total assets grew 16.8% during the past year to $5.35 billion at September 30, 2006. Growth in loans and leases over the past year was $583.5 million, or 19.4%. Of this amount, $279.4 million was attributable to the Nittany acquisition. Excluding the Nittany loans, loan and lease growth for the past year was 10.1% when compared to outstandings at September 30, 2005. Total deposits increased by $480.1 million, or 14.6%, over the past twelve months to $3.77 billion, of which $249.7 million was attributable to the Nittany acquisition. Excluding the Nittany deposits, annualized deposit growth over this period was 7.0%.

At September 30, 2006, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators. We target our tangible equity to tangible assets to be a minimum of 5%. At September 30th our ratio stood at 4.84%. Our ratio of 5.54% as of December 31,2005 was subsequently impacted by the acquisition of Nittany in January, negative market-to-market of our investment portfolio through accumulated other comprehensive income due to higher interest rates, and most recently our July 2006 share repurchase from the estate of one of our large shareholders. We stated in our last quarterly webcast that we expected to be able to recover most of the impact of this share repurchase with one quarter of retained earnings growth. I am pleased to report that we were able to absorb this transaction and increase our tangible equity ratio from 4.75% as of June 30th to 4.84% this quarter. We will focus on continuing to rebuild our tangible equity in the 4th quarter.

I’d now like to introduce Glenn Moyer, President of National Penn Bancshares.

Glenn Moyer: Thank you, Gary. I would like to take a few moments to comment on our loan growth and overall credit quality.

At the end of 3rd quarter 2006, total loans and leases outstanding are $3.60 billion, representing a 10.2% annualized growth rate for the 3rd quarter. Our annualized rate of growth for the first nine months of 2006, excluding the loans acquired from Nittany in January 2006, was 11.7%. We continue to target loan growth in the high single, low double-digits for all of 2006, although we have some concerns about slowing loan demand.

Loan growth during 3rd quarter 2006 was reflected most notably in the areas of commercial real estate lending, which increased $35.8 million or 3.1%, and residential mortgage lending which increased $30.1 million or 5.9%. In addition, the 3rd quarter 2006 saw continued growth in consumer lending of $23.8 million or 5.5%, primarily in home equity secured. All of these loan growth percentages just mentioned are non-annualized. At September 30, 2006, our commercial loan categories represented 72.3% of our total loans, as compared to 73.1% at June 30, 2006.

The level of “Non-Performing Assets plus Loans over 90 Days Delinquent” category at September 30, 2006 was $576,000 lower than the September 30, 2005 level. Specifically, this number, as of September 30, 2006, is $10.3 million versus $10.9 million at September 30, 2005. We believe we remain appropriately positioned in our overall Loan and Lease Loss Reserve at $59.2 million, or 1.65% of Total Loans and Leases, as of September 30, 2006. This is after 3rd quarter net charge-offs of $371,000. Based on the current reserve, our coverage ratio of Non-Performing Assets is 572.7%. This compares to a coverage ratio of 515.2% at September 30, 2005 and 461.7% at December 31, 2005. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we reduced our provision for loan and lease losses during 3rd quarter 2006 as compared to 3rd quarter 2005. This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. Our loan loss provisions for the quarter and year-to-date September 30th 2006 exceeded our net charge-offs for these periods. Specifically, our loan and lease loss provision for the quarter was $561,000 compared to net charge-offs of $371,000, and on a year-to-date basis our provision was $1.7 million compared to net charge-offs of $1.4 million. While our loan portfolio remains in good condition, we continue to monitor our portfolio’s risk and concentration exposure diligently.

We continue to be excited about the possibilities in the State College, PA area provided to us by our January 2006 acquisition of Nittany Financial. This dynamic and growing market strategically complements our southeastern Pennsylvania footprint with similar demographics. The management team at Nittany Bank and Vantage Investment Advisors continues to grow the division at a favorable pace, and early results show a positive contribution to the overall success of National Penn.

Likewise, the April 2006 addition of RESOURCES for Retirement to our Wealth Management Group has provided a nice enhancement to our 401(k)-advisory services capabilities, specifically for larger size companies. Early indications are that both of these 2006 acquisitions will meet or exceed expectations over the short and longer term.

While acquisitions such as these provide new opportunities for growth, organic growth continues to be a distinct focus for management. Our year-to-date 2006 balance sheet reflects the success of that focus, particularly in our loan portfolio growth statistics I mentioned earlier in my comments.

I’ll now turn the presentation back to Wayne Weidner.

Wayne Weidner:

In concluding our webcast today, National Penn Bancshares has continued its tradition of strong financial performance, but continues to be challenged in generating core earnings growth. We realistically don’t see a change in the flat yield curve or the overheated competitive environment in the near future, so we challenge ourselves to continue our success everyday in a changed marketplace.

Many of you are aware through a recent press release and 8-K filing that I have announced my future intentions regarding retirement from National Penn after what will be in excess of 45 years of service. I will relinquish the position of CEO to Glenn Moyer at the end of 2006 and will remain as employee Chairman through 2007, at which time I will become non-employee Chairman of the Board of Directors. It was very important to me that there be a very clear and orderly succession plan in place upon my retirement. . Glenn has the full support of the Board and team members to lead this fine organization into the future.

This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS
Michelle Debkowski:
Thank you, Wayne. We had a few questions presented during the webcast that I’d like to review at this time…….

This concludes our presentation. Thank you for joining us.

Reconciliation Tables for Non-GAAP Financial Measures

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005

Return on average shareholders’ equity	12.83%	13.14%	12.78%	13.09%
Effect of goodwill and intangibles	15.77%	11.53%	14.56%	11.69%
Return on average tangible equity	28.60%	24.67%	27.34%	24.78%

Average tangible equity excludes acquisition-related average goodwill and intangibles (in millions):
Average shareholders’ equity	$514.2	$437.9	$499.2	$435.1
Average goodwill and intangibles	(283.6)	(204.7)	(265.8)	(205.3)
Average tangible equity	$230.6	$233.2	$233.4	$229.8